CONSULTING AND RETIREMENT AGREEMENT

     THIS CONSULTING AND RETIREMENT AGREEMENT (this "Agreement") is entered into as of July 1, 1994 by Avnet, Inc. (the "Company") and
George E. Privett ("Mr. Privett").
                         R E C I T A L S
     A.   Mr. Privett is a Vice President of the Company.
     B. Mr. Privett has valuable knowledge of all aspects of the Company's Hamilton Hallmark business ("HH") and plays an important role in developing and maintaining valuable relationships between HH and its vendors and customers.
     C. Mr. Privett and Hall-Mark Electronics are currently parties to an Employment Agreement dated as of December 31, 1992
(the "Current Agreement"). The Current Agreement was assumed by the Company upon the acquisition of Hall-Mark Electronics by the Company effective as of July 1, 1993.
     D. The Company and Mr. Privett desire to terminate the Current Agreement and enter into a new Consulting and Retirement
Agreement.
                        A G R E E M E N T
     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants set forth below, the parties hereto agree as follows:
     1. Agreement to Retain as a Consultant. The Company hereby retains Mr. Privett to serve as a consultant to the Company for the period commencing on July 1, 1994 and terminating on December 31, 1996, or such earlier date as the parties' rights and obligations hereunder may be terminated as provided in Section 4 hereof (the
"Term").
     2. Services to be Provided. During the Term, Mr. Privett shall provide consulting services to the Company as may be reasonably requested by the Company, such services to include, but not be limited to (i) providing advice in all areas of the Company's business, including sales, operational, and planning functions, (ii) assisting in the maintenance of the Company's relationships with its vendors and customers, and (iii) assisting with the lawsuits filed by Hall-Mark Electronics against Wyle
Laboratories, Inc. and several former Hall-Mark managers, namely
Messrs. Haraway, Inman and Blackford. Mr. Privett's services shall be rendered at mutually agreeable times by telephone, by letter or in person.
     3.   Compensation.  During the Term, the Company shall pay Mr.
Privett the following fees in payment for the consulting services described above and for the other agreements made by Mr. Privett as hereinafter set forth. The Company shall pay Mr. Privett, pursuant to this Agreement, One Hundred Eighty Thousand Dollars ($180,000.00) per year. All such amounts shall be payable in monthly installments of $15,000 each and will be payable at the end of each month.In addition, to the extent permitted by the terms thereof, Mr. Privett shall be entitled to participate, during the Term and thereafter through June 30, 1999, in the group life insurance, hospitalization and dental plans maintained by the Company from time to time for the benefit of its employees generally, and provided that the Company shall pay the premium contribution on behalf of Mr. Privett that is required of employees generally for any such benefit plan. The Company hereby agrees to reimburse Mr. Privett for all reasonable expenditures incurred by Mr. Privett on behalf of the Company in furtherance of the Company's business upon prior written authorization by the Company and upon submission by Mr. Privett of appropriate documentation for such items in the form reasonably required by the Company.
     Mr. Privett shall be an independent contractor and solely responsible for any and all taxes imposed upon him with respect to the compensation payable to him under this Agreement.
     During the Term (from July 1, 1994 through December 31, 1996),
Mr. Privett shall be entitled to use the Company-owned Range Rover automobile which was assigned to him while he was an employee.
During such Term he shall be entitled to be reimbursed by Avnet
(upon submission to Avnet of appropriate documentation) for the reasonable costs of gasoline and maintenance costs. Automobile insurance shall also be furnished by Avnet during the Term.
     Mr. Privett currently has 32,169 options for Company stock, which options will vest and be exercisable in accordance with the terms of the applicable plan.
     4.   Termination.
     4.1 Termination Upon Resignation or Death. This Agreement shall terminate upon the earlier of (i) Mr. Privett's election to cease to provide consulting services to the Company hereunder or
(ii) Mr. Privett's death or (iii) December 31, 1996.
     4.2 Termination Due to Disability. The Company may, on 10 days' written notice, terminate this Agreement in the event that Mr. Privett has been unable to perform his duties under this Agreement for a period of 90 days or can reasonably be expected to be unable to do so for such period, as the result of physical or mental impairment.
     4.3 Termination for Cause. The Company may, on 10 days' written notice, terminate this Agreement effective at any time during the Term if Mr. Privett (A) is convicted by a court of competent jurisdiction of a felony, or (B) engages in illegal or other wrongful conduct substantially detrimental to the business of the Company or (C) violates any provision of the General Release and Indemnity Agreement being given to the Company by Mr. Privett and dated July 1, 1994. The Company shall not be entitled to terminate this Agreement by reason of its belief that Mr. Privett has, in some way, failed to provide the consulting services he has agreed to provide pursuant to Section 2 hereof. The foregoing sentence is not intended to restrict any cause of action the Company might have against Mr. Privett for damages for breaching this Agreement.
     5. Current Agreement. The parties hereto agree that the Current Agreement will terminate upon the effective date of this Consulting and Retirement Agreement.
     6.   Miscellaneous.
     6.1 Amendments. This Agreement may be amended only by a written instrument signed by both parties.
     6.2 Assignment. The Company shall have the right to assign this Agreement to its successor, provided that such successor agrees, in writing, to assume all of the obligations of the Company under this Agreement. Except for an assignment in accordance with the first sentence of this Section 6.2, this Agreement shall not be assignable by either party hereto. The Company covenants and agrees that if its proposed "successor" is a subsidiary of another entity, the Company will not transfer all or substantially all of its assets or merge or consolidate with such subsidiary unless each of the parent corporations of such successor agrees to guarantee the obligations of the Company under this Agreement.
     6.3  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.
     6.4 Covenant Not to Compete. Mr. Privett agrees that during the Term of his consultancy hereunder he shall not directly or indirectly:
          (a) Engage, whether as an employee, independent contractor, agent, joint venturer, shareholder (holdings of less than 5% of any public company shall not be included within the term shareholder, though holdings by entities controlled by Mr. Privett shall be included) or otherwise, in any business actively within the United States that is (i) related to the distribution of electronic components or computer systems or (ii) competitive with a business in which the Company is engaged as of the date hereof;
          (b) Divert or attempt to divert, or otherwise interfere with, disrupt or harm the business relationships of the Company or any of their affiliated divisions or subsidiaries; or
          (c) Solicit for employment for his own or any third-party's benefit (as employee, partner, independent contractor or otherwise) any person who is employed by the Company or any of their affiliated divisions or subsidiaries.
     6.5 Confidentiality. Mr. Privett shall not, except as required by his duties hereunder or as required by law, reveal to any person any of the trade secrets or confidential operations, processes or dealings, or any confidential information (except to the extent it is in the public domain) concerning the organization, business, finances, transactions, suppliers, customers, marketing plans, personnel effectiveness or affairs of the Company, or any of its divisions, subsidiaries or affiliates which he knows or may come to his knowledge during his consultancy and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or any of its divisions, subsidiaries or affiliates or may be likely to do so.
     IN WITNESS WHEREOF, the undersigned have executed this Consulting and Retirement Agreement as of the date first written above.
                                   AVNET, INC.

s/George E. Privett             By: s/Raymond Sadowski
George E. Privett               Its: Sr. Vice President & CFO